Exhibit 99.1

Acura Pharmaceuticals

Acknowledges Distribution of Nexafed®

by Kmart Pharmacy

Palatine, IL (December 23, 2014) - Acura Pharmaceuticals, Inc. (NASDAQ: ACUR), today acknowledged the announcement by Kmart Pharmacy that Kmart is stocking NEXAFED [pseudoephedrine hydrochloride (HCl)], Acura’s next generation pseudoephedrine with methamphetamine-resistant IMPEDE technology, in all Kmart in-store pharmacies nationwide (http://www.pharmacytimes.com/sap-news/Kmart-Pharmacy-Takes-Step-to-Battle-Methamphetamine).

NEXAFED launched commercially in December 2012 and is available at national and regional drug, grocery and mass merchandiser pharmacies. NEXAFED delivers the same efficacy and is priced comparably to branded immediate-release pseudoephedrine products. Acura expects to begin shipping its new NEXAFED Pressure + Pain product in January 2015. For more information about NEXAFED, please visit www.nexafed.com.

About NEXAFED

NEXAFED [pseudoephedrine hydrochloride (HCl)] is a 30 mg immediate-release abuse-deterrent decongestant. The next generation pseudoephedrine tablet combines effective nasal-congestion relief with IMPEDE technology, a unique polymer matrix that disrupts the conversion of pseudoephedrine into the dangerous drug, methamphetamine. Specifically, the Impede® technology forms a thick gel when the tablets are dissolved in solvents typically used in the pseudoephedrine extraction or methamphetamine production processes, trapping the pseudoephedrine or converted methamphetamine to prevent its isolation or purification.

About Acura Pharmaceuticals

Acura Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development and commercialization of product candidates intended to address medication abuse and misuse, utilizing its proprietary LIMITX™, AVERSION® and IMPEDE® Technologies. LIMITX contains ingredients that are intended to reduce or limit the rate or extent of opioid release when multiple tablets are ingested. AVERSION contains polymers that cause the drug to gel when dissolved; it also contains compounds that irritate the nasal passages if the product is snorted. IMPEDE is designed to disrupt the processing of pseudoephedrine from tablets into methamphetamine.

In June 2011, the U.S. Food and Drug Administration approved our oxycodone HCl immediate-release tablets which incorporate the AVERSION Technology. The Company has a development pipeline of additional AVERSION Technology products containing other opioids.

In December 2012, the Company commenced commercialization of NEXAFED® (pseudoephedrine HCl), a 30 mg immediate-release abuse-deterrent decongestant. This next generation pseudoephedrine tablet combines effective nasal congestion relief with IMPEDE Technology, a unique polymer matrix that disrupts the conversion of pseudoephedrine into the dangerous drug, methamphetamine.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forwarding-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.

Contact:

for Acura Investor Relations

investors@acurapharm.com

847-705-7709

for Acura Media Relations

pr@acurapharm.com

847-705-7709